Exhibit 99.1

Marvell Completes Acquisition of Inphi

SANTA CLARA, California, April 20, 2021 /PRNewswire/: Marvell Technology, Inc. (NASDAQ: MRVL), a leader in data infrastructure semiconductor solutions today announced the completion of its acquisition of Inphi Corporation. The combination creates a U.S. semiconductor powerhouse positioned for end-to-end technology leadership in data infrastructure.

The combined company, Marvell Technology, Inc. (“Marvell”), is a Delaware corporation domiciled in the United States.

“I am excited to welcome the Inphi team to Marvell and look forward to realizing the tremendous value creation potential of this combination for our customers, employees and shareholders. Together we will have the portfolio, capabilities, and scale to expand Marvell’s leadership in its key growth end markets of 5G, Cloud and Automotive,” said Matt Murphy, president and CEO of Marvell. “I am also pleased that we are now organized as a U.S. company and we look forward to continuing to drive innovation in semiconductor technology critical to the nation’s data economy.”

Appointment of New Director to Marvell’s Board of Directors

Marvell also announced that Dr. Ford Tamer has been appointed to the Board of Directors of Marvell, effective immediately upon close of the acquisition.

Dr. Ford Tamer served as Inphi’s President and Chief Executive Officer for more than nine years. Under Dr. Tamer’s stewardship, Inphi became the trusted market leader for electro-optics solutions for cloud and telecom operators, increasing revenue from these customers more than 20 times during his tenure, to a run rate of about $750 million.

Prior to Inphi, Dr. Tamer served as CEO of Telegent Systems. Previous to this, he was Senior Vice President and General Manager of Broadcom’s Infrastructure Networking Group, which he grew 5-fold to $1.2 billion in revenue within five years, making that business the uncontested leader in infrastructure silicon solutions. He also served as co-founder and CEO of Agere Inc., which pioneered Network Processors (now at Intel as the Ixia product line). After Agere was acquired by Lucent Microelectronics, Dr. Tamer became Vice President at Agere Systems, a spin-off from Lucent. Earlier in his career, Dr. Tamer co-founded, operated and assisted in the growth of system management software, artificial intelligence, and renewable energy businesses.

Dr. Tamer holds an M.S. and Ph.D. in Engineering from MIT.

Contribution from Inphi to Marvell’s First Quarter of Fiscal 2022

During its fiscal first quarter 2022 earnings conference call, Marvell will provide an update on Inphi’s contribution to its first fiscal quarter results.

First Fiscal Quarter 2022 Earnings Conference Call

Marvell will conduct a conference call on Monday, June 7, 2021 at 1:45 p.m. Pacific Time to discuss results for the first quarter of fiscal 2022. Interested parties may join the conference call by dialing 1-888-317-6003 or 1-412-317-6061, pass-code 9153389. The call will be webcast and can be accessed at the Marvell Investor Relations website at http://investor.marvell.com/ with a replay available following the call until Monday, June 14, 2021.

About Marvell

To deliver the data infrastructure technology that connects the world, we’re building solutions on the most powerful foundation: our partnerships with our customers. Trusted by the world’s leading technology companies for 25 years, we move, store, process and secure the world’s data with semiconductor solutions designed for our customers’ current needs and future ambitions. Through a process of deep collaboration and transparency, we’re ultimately changing the way tomorrow’s enterprise, cloud, automotive, and carrier architectures transform—for the better.

Marvell and the M logo are registered trademarks of Marvell and/or its affiliates in the United States and/or elsewhere. Other names and brands may be claimed as the property of others.

Investor Contacts:

Marvell Investor Relations:

Ashish Saran

408-222-0777

ir@Marvell.com

Cautionary Statement Regarding Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the benefits of our acquisition of Inphi. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to: our failure to realize the anticipated benefits of the transaction, including as a result of our ability to integrate the businesses of Marvell and Inphi or due to unexpected costs, liabilities or delays related to such integration; our ability to retain and hire key personnel; potential adverse reactions or changes to business relationships resulting from the completion of the transaction; risks associated with third party contracts containing consent and/or other provisions that may be triggered by the transaction; the impact of public health crises, such as pandemics (including coronavirus (COVID-19)) and any related company or government policies and actions intended to protect the health and safety of individuals or government policies or actions intended to maintain the functioning of national or global economies and markets; legislative, regulatory and economic developments affecting our business; general economic and market developments and conditions including disruptions in our supply chain or in the supply chains of our customers or suppliers; the evolving legal, regulatory and tax regimes under which we operate; unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism or outbreak of war or hostilities, as well as our response to any of the aforementioned factors. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors as well as other risks associated with the transaction and the combined company as described in the “Risk Factors” section of the joint proxy statement/prospectus filed with the U.S. Securities and Exchange Commission (“SEC”) in connection with the transaction, and risks and uncertainties that affect our business as described in the “Risk Factors” section of Marvell Technology Group Ltd.’s most recent Annual Report on Form 10-K and other documents filed by us from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and we assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise. We do not give any assurance that we will achieve our expectations.